As filed with the Securities and Exchange Commission on March 30, 2005

Registration No. 333-37442

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-8
UNDER
THE SECURITIES ACT OF 1933

STARBUCKS CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1325671 (I.R.S. Employer Identification Number)

2401 Utah Avenue South
Seattle, Washington 98134
(Address of principal executive offices, including zip code)

STARBUCKS CORPORATION
AMENDED AND RESTATED KEY EMPLOYEE STOCK OPTION PLAN – 1994

PAULA E. BOGGS
(executive vice president, general counsel and secretary)
Starbucks Corporation
2401 Utah Avenue South
Seattle, Washington 98134
(206) 318-5230
(Name, address and telephone number, including area code, of agent for service)

Copy to:

RICHARD B. DODD
ANNETTE ELINGER BECKER
Preston Gates & Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104-1158
(206) 623-7580

TABLE OF CONTENTS

EXPLANATORY STATEMENT

SIGNATURES

EXPLANATORY STATEMENT

     Starbucks Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 19, 2000, File No. 333-37442 (the “2000 Form S-8”), with respect to shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Starbucks Corporation Amended and Restated Key Employee Option Plan -1994 (the “Key Employee Plan”). A total of 18,000,000 shares of Common Stock (as adjusted to reflect the two-for-one stock split effected by the Registrant on April 27, 2001) were initially registered for issuance under the 2000 Form S-8.

     On February 9, 2005, the shareholders of the Registrant approved the Starbucks Corporation 2005 Long-Term Equity Incentive Plan (the “2005 Plan”), which replaces the Key Employee Plan. No future awards will be made under the Key Employee Plan. According to the terms of the 2005 Plan, the shares of Common Stock that were available for grant under the Key Employee Plan, but not actually subject to outstanding awards, as of February 9, 2005 are available for issuance under the 2005 Plan. The total number of shares of Common Stock available for grant under the Key Employee Plan, but not actually subject to outstanding awards, on February 9, 2005 was 3,610,049, as adjusted (the “Carryover Shares”). Those 3,610,049 shares are hereby deregistered. The 2000 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

     Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2005 Plan, including but not limited to the Carryover Shares.

     In accordance with Rule 457(p) of the Securities Act of 1933, as amended, and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carryover Shares from the Key Employee Plan to the 2005 Plan, and (ii) to carry over the registration fees paid for the 3,610,049 Carryover Shares that were previously registered from the 2000 Form S-8 to the Registration Statement on Form S-8 for the 2005 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement.

     There may be shares of Common Stock registered in connection with the Key Employee Plan that are represented by awards under the Key Employee Plan that, after February 9, 2005, are forfeited, expire, are cancelled without delivery of shares, or otherwise result in the return of shares to the Registrant. The Registrant intends to periodically file additional post-effective amendments to the 2000 Form S-8, and additional Registration Statements on Form S-8, carrying forward such shares for issuance in connection with the 2005 Plan.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 30th day of March, 2005.

STARBUCKS CORPORATION

/s/ Orin C. Smith

By:	Orin C. Smith
president and chief executive officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 Registration Statement has been signed by the following persons in the capacities indicated below on this 30th day of March, 2005.

Signature	Title

/s/ Howard Schultz	director, chairman
Howard Schultz

/s/ Orin C. Smith	director, president and chief executive officer
Orin C. Smith	(principal executive officer)

/s/ Michael Casey	executive vice president, chief financial officer and chief
Michael Casey	administrative officer (principal financial and accounting officer)

/s/ Barbara Bass	director
Barbara Bass

/s/ Howard Behar	director
Howard Behar

/s/ William W. Bradley	director
William W. Bradley

Signature	Title

/s/ Mellody Hobson
Mellody Hobson	director

/s/ Olden Lee
Olden Lee	director

/s/ Gregory B. Maffei
Gregory B. Maffei	director

/s/ James G. Shennan, Jr.
James G. Shennan, Jr.	director

/s/ Myron E. Ullman, III
Myron E. Ullman, III	director

/s/ Craig E. Weatherup
Craig E. Weatherup	director